Exhibit 99.1

ESTABLISHED 1887 BROOKLYN FEDERAL SAVINGS BANK 81 COURT STREET ● BROOKLYN, NEW YORK 11201 ● (718) 855-8500 ● FAX (718) 858-5174

FORM OF NON-RENEWAL NOTICE ([●] Month)

[date]

Via Hand Delivery

[Insert name and address]

Dear  [name]:

In accordance with the requirement of Section 2(a) of your Employment Agreement, dated January 1, 2008, the Board of Directors of Brooklyn Federal Savings Bank and Brooklyn Federal Bancorp, Inc. has determined that it does not wish to renew your Employment Agreement.

BOARD OF DIRECTORS OF BROOKLYN FEDERAL SAVINGS BANK AND BROOKLYN FEDERAL BANCORP, INC.

Date:	By:
Daniel O. Reich

Chairman of the Board of Directors